March 30, 2015


First Trust Exchange-Traded Fund V
120 East Liberty Drive
Wheaton, Illinois  60187


Ladies and Gentlemen:

      It is hereby acknowledged that First Trust Portfolios L.P. serves as the distributor of the Shares (as defined below) of the series of First Trust Exchange-Traded Fund V (the "Trust"). The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), comprised of one exchange-traded fund (the "Fund"), which may be amended from time to time.

      It is further acknowledged that the Trust has adopted a Distribution and Service Plan (the "Plan") pursuant to Rule l2b-1 under the 1940 Act with respect to the shares of beneficial interest (the "Shares") of the Fund. Pursuant to the Plan, the Fund may bear a fee not to exceed 0.25% per annum of the Fund's average daily net assets. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Plan.

      The purpose of this letter agreement is to agree and acknowledge that the Fund shall not pay, and we shall not collect, any fees pursuant to the Plan any time before April 30, 2016.

                                     Very Truly Yours,

                                     FIRST TRUST PORTFOLIOS L.P.


                                     /s/ James M. Dykas
                                     ------------------------------
                                         James M. Dykas
                                         Controller


AGREED AND ACKNOWLEDGED:

FIRST TRUST EXCHANGE-TRADED FUND V

/s/ James M. Dykas
-------------------------------------
James M. Dykas
Treasurer and Chief Financial Officer